CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF CVD EQUIPMENT CORPORATION

Under Section 805 of the

Business Corporation Law

The undersigned President of CVD Equipment Corporation, f/k/a CVD Equipment Corp., a Corporation organized under the laws of the State of New York (the “Corporation”), hereby certify that:

1.	The name of the Corporation is CVD Equipment Corporation.

2.	The name under which the Corporation was formed was CVD Equipment Corp., which was changed to CVD Equipment Corporation on July 10, 1985.

3.	The Certificate of Incorporation was filed by the Department of State on the 13th day of October, 1982.

4.
The Certificate of Incorporation is hereby amended to effect the following changes: (i) to increase the authorized common stock of the Corporation from Ten Million (10,000,000) shares of common stock with a par value of One Cent ($.0l) each to Twenty Million shares of common stock with a par value of One Cent ($.0l) each; and (ii) to amend provisions contained in Article FOURTH of the Certificate of Incorporation to delete all references to preferred stock.

The Corporation is currently authorized to issue an aggregate of 10,000,750 shares of stock, which are divided into Ten Million (10,000,000) shares of Common Stock with a par value of One Cent ($.0l) each, Five Hundred (500) shares of Class A Preferred Stock with a par value of One Cent ($.0l) each, and Two Hundred Fifty (250) shares of Class B Preferred Stock with a par value of One Cent ($.0l) each. Currently, six million three hundred twenty-four thousand one hundred eighty (6,324,180) shares of Common Stock are authorized and issued. Pursuant to the terms of the Certificate of Incorporation, the Company has redeemed all shares of Class A Preferred Stock and Class B Preferred Stock, and such shares may not be reissued. Therefore, zero (0) shares of Class A Preferred Stock are currently authorized and unissued, and zero (0) shares of Class A Preferred Stock are currently authorized and unissued. The Corporation hereby amends the Certificate of Incorporation to provide the Corporation the authority to issue 20,000,000 shares of common stock, with a par value of One Cent ($.0l) each, and to delete all references to Class A Preferred Stock and Class B Preferred Stock.

This amendment shall not affect the six million three hundred twenty-four thousand one hundred eighty (6,324,180) shares of Common Stock, par value of One Cent ($.0l) each, currently authorized and issued.

5.	The Certificate of Incorporation of the Corporation is hereby further amended whereby Paragraph FOURTH is hereby amended to read as follows:

FOURTH:                      The Corporation is authorized to issue one class of stock to be designated "Common”. The number of shares of Common Stock which the Corporation shall have authority to issue is Twenty Million (20,000,000), with a par value of One Cent ($.0l) per share of Common Stock.

6.	This amendment to the Certificate of Incorporation was authorized at a meeting of the Shareholders by the majority vote of all the outstanding shares entitled to vote thereon.

IN WITNESS HEREOF, this Certificate has been subscribed this 9th day of December, 2016 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

/s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chief Executive Officer, President
and Chairman

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

 CVD EQUIPMENT CORPORATION

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Filed by:
Ruskin Moscou Faltischek, PC
1425 RXR Plaza
Uniondale, NY 11556